As filed with the Securities and Exchange Commission on December 5, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

 Aetna Inc.
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania		23-2229683
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)
151 Farmington Avenue Hartford, Connecticut 06156 (860) 273-0123
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

William J. Casazza Senior Vice President and General Counsel (860) 273-0123
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Richard J. Sandler Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _______
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐  ______
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE
Title of Shares to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Debt Securities
Warrants to purchase Common Stock
Warrants to purchase Debt Securities
Preferred Stock	(1)	(1)	(1)	$0(1)
Common Stock
Purchase Contracts
Units that may include any of the above securities or securities of other entities

(1)
An indeterminate amount of securities to be offered at indeterminate prices is being registered pursuant to this registration statement.  The registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is omitting this information in reliance on Rule 456(b) and Rule 457(r), except an unutilized registration fee of $9,973.57 was previously paid in connection with the Registration Statement on Form S-3 (No. 333-130126) filed by the Registrant on December 5, 2005.  Pursuant to Rule 457(p) under the Securities Act, the unutilized filing fee of $9,973.57 previously paid may be applied to the filing fee payable pursuant to this Registration Statement.  Any additional registration fees will be paid subsequently on a pay-as-you-go basis.

PROSPECTUS

Aetna Inc.

DEBT SECURITIES
COMMON SHARES
PREFERRED SHARES
PURCHASE CONTRACTS
WARRANTS
UNITS

We may offer from time to time debt securities, common shares, preferred shares, purchase contracts, warrants to purchase common shares or warrants to purchase debt securities, or units that may include any of these securities or securities of other entities.  Specific terms of these securities will be provided in supplements to this prospectus. The debt securities, preferred shares, warrants and purchase contracts may be convertible into or exercisable or exchangeable for common or preferred shares or other securities of the Company or debt or equity securities of one or more other entities. You should read this prospectus and any supplement carefully before you invest.

The Company may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to debt securities.  The specific terms of any debt securities and the terms of any other securities to be offered will be described in a supplement to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is December 5, 2008

You should rely only on the information contained in or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.  The terms “Aetna”, “we,” “us,” and “our” refer to Aetna Inc. and its consolidated subsidiaries.  Unless the context otherwise requires, “including” means including without limitation.

THE COMPANY

We are one of the nation’s leading diversified health care benefits companies, serving approximately 37.2 million people at September 30, 2008, with information and resources to help them make better informed decisions about their health care. At September 30, 2008, we served approximately 17.7 million medical members, 14.1 million dental members and 11.1 million pharmacy members. At September 30, 2008, we also had over 874,000 health care professionals, including hospitals and pharmacies, participating in our networks nationwide. We offer a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities and health care management services for Medicaid plans. We offer these products on both an insured and employer-funded basis. We offer our products in all 50 states, and our customers include employer groups, individuals, college students, part-time and hourly workers, health plans, governmental units, government-sponsored plans, labor groups and expatriates. We also have a large case pensions business that manages a variety of discontinued and other retirement products (including pension and annuity products) primarily for tax qualified pension plans of large customers.

Our principal executive offices are located at 151 Farmington Avenue, Hartford, Connecticut 06156, and our telephone number is (860) 273-0123. Internet users can obtain information about Aetna and its services at http://www.aetna.com. This text is not an active link, and our website and the information contained on that site, or connected to that site, is not incorporated into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our filings with the SEC, including the registration statement containing this prospectus (including the exhibits and schedules thereto).

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus.  This prospectus is a part of the registration statement and does not contain all the information in the registration statement.  Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document.  You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after December 5, 2008 and prior to the termination of the offering under this prospectus:

(a) Our Current Reports on Form 8-K or 8-K/A filed on April 1, 2008, June 3, 2008, August 6, 2008, September 12, 2008 (other than Item 7.01), September 18, 2008, September 29, 2008 and September 30, 2008;

(b) Our Quarterly Report on Form 10-Q for the period ended March 31, 2008, Quarterly Report on Form 10-Q/A for the periods ended June 30, 2008 and Quarterly Report on Form 10-Q for the periods ended September 30, 2008; and

(c) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

You may request a free copy of these filings by writing or telephoning the office of the Corporate Secretary, Aetna Inc., 151 Farmington Avenue, RW61, Hartford, Connecticut 06156, Telephone: (860) 273-4970.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS AND RISK FACTORS

We have made forward-looking statements in this prospectus and the documents incorporated by reference in this prospectus.  These forward-looking statements are based on our management's beliefs and assumptions and on information available to our management at the time the statements are or were made. Forward-looking statements include but are not limited to the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “seek,” “plan,” intend,” “anticipate,” “estimate,” “predict,” “project,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements to reflect new information, future events or risks or the eventual outcome of the facts underlying the forward-looking statements.  New information, future events or risks may cause the forward-looking events we discuss in this prospectus not to occur or to occur in a manner different from what we expect.

The risk factors discussed in “Forward-Looking Information/Risk Factors” in our 2007 Annual Report, incorporated by reference in, and filed with the SEC as an exhibit to, our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and/or in our Quarterly Report on Form 10-Q for the periods ended September 30, 2008, and as updated in any future filings with the SEC, could cause our results to differ materially from those expressed in forward-looking statements. There may also be other risks that we are unable to predict at this time.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be added to Aetna’s general funds and used for general corporate purposes, including the repayment of indebtedness and share repurchases.

DESCRIPTION OF CAPITAL STOCK

The following description of Aetna’s capital stock is a summary of the material terms thereof and is qualified in its entirety by reference to the provisions of Aetna’s Amended and Restated Articles of Incorporation (“Aetna’s Articles”) and Aetna’s Amended and Restated By-Laws (“Aetna’s By-Laws”).  Copies of Aetna’s Articles and By-Laws are incorporated by reference in this prospectus and will be sent to holders of shares of Aetna capital stock upon request.  See “Where You Can Find More Information” above.

Aetna’s Articles and By-Laws contain certain provisions that could delay or make more difficult the acquisition of Aetna by means of a tender offer, a proxy contest or otherwise.

Authorized Capital Stock

Under Aetna’s Articles, the total number of shares of all classes of shares that Aetna has authority to issue is 2,996,654,333, having a par value of $.01 each.  At April 30, 2007, Aetna’s Articles designated 7,625,000 shares as Class A voting preferred shares (the “Class A voting preferred stock”) and 2,883,673,668 shares as common shares (the “Aetna common stock”). Aetna’s Articles provide that the Aetna board of directors has the power to divide the authorized but unissued shares into such classes and series, with such voting rights, designations, preferences, limitations and special rights as the board shall then fix and determine. Except as otherwise provided in Aetna’s Articles or in a board resolution, shares purchased, redeemed by, surrendered to or otherwise acquired by Aetna assume the status of authorized but unissued shares, undesignated as to class or series, and may thereafter be reissued in the same manner as other authorized but unissued shares.  As of September 30, 2008, Aetna’s authorized capital stock consisted of 7,625,000 shares of Class A voting preferred stock, 2,753,181,042 shares of Aetna common stock and 235,848,291 shares undesignated as to class or series.

Aetna Common Stock

The holders of Aetna common stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors. Except as otherwise required by law, or by the provisions of the Class A voting preferred stock, or provided in any resolution adopted by the Aetna board with respect to any subsequently created class or series of Aetna shares, the holders of the Aetna common stock exclusively possess all voting power. Aetna’s Articles preclude cumulative voting in the election of directors.  Aetna’s Articles provide for a majority vote standard for uncontested elections of directors, and a plurality of votes standard for contested elections of directors. Subject to any rights of any outstanding series of Aetna preferred stock, the holders of Aetna common stock (i) are entitled to such dividends as may be declared from time to time by the Aetna board from funds available therefor and (ii) upon liquidation are entitled to receive pro rata all assets of Aetna available for distribution to such holders.

The transfer agent and registrar for the Aetna common stock is Computershare Trust Company, N.A.

Additional Aetna Stock, Including Preferred Stock

The Aetna board is authorized to provide for the issuance of Aetna shares in one or more classes and series, including  preferred shares, to establish the number of shares in each class and series, and to fix the designations, powers, preferences and rights of each such class and series and the qualifications, limitations or restrictions thereof.  Aetna’s Articles currently designate 7,625,000 shares as Class A voting preferred stock.

Preemptive Rights

No holder of any shares of Aetna of any class or series authorized at the date of this prospectus has any preemptive right to subscribe to any securities of Aetna of any kind or class or series.

Book-Entry Shareholding

Certificates representing the Aetna common stock will not be issued unless requested in writing as set forth below. Holders of record of Aetna common stock have credited to a book-entry account established for them by, and maintained at, Computershare Trust Company, N.A. (the transfer agent and registrar for Aetna common stock) the number of shares of Aetna common stock owned by them. Each holder of record receives an Ownership Statement from the registrar promptly following each transfer to or from such account. Shareholders may request the issuance of a certificate representing the shares of Aetna common stock owned of record by them by writing to Aetna’s registrar and transfer agent.

Certain Anti-Takeover Provisions

Advance Notice Provisions for Special Meetings

Under the Pennsylvania Business Corporation Law (the “Business Corporation Law”), a company’s shareholders are not permitted to call or require the company to call a special meeting of shareholders unless the company’s governing documents permit them to do so.  Aetna’s Articles and By-Laws, taken together, provide that shareholders entitled to cast at least two-thirds of the votes that all voting shareholders, voting as a single class, are entitled to cast at the special meeting may call a special meeting of shareholders by delivery to the Corporate Secretary of a written petition signed by each of such shareholders.  The written petition must include (i) a brief description of the business to be conducted at the special meeting and the reasons for conducting the business at a special meeting; (ii) the name and address of each shareholder who has signed the petition; (iii) evidence of the class and number of shares of capital stock of Aetna that are beneficially owned by each shareholder who has signed the petition; and (iv) any material interest of any shareholder who has signed the petition in the business described in the petition. It shall be the duty of the Corporate Secretary to fix the date and time of any shareholder-called special meeting, which shall be held not more than 120 days after the Corporate Secretary's receipt of a petition that complies with the above requirements. Aetna’s By-Laws provide that only such business may be conducted at a special meeting as is specified in the notice of meeting given by Aetna.

Potential Issuances of Aetna Preferred Stock

Aetna’s Articles currently designate 7,625,000 shares as Class A voting preferred stock.  Aetna’s Articles also authorize the Aetna board to establish, from the authorized but unissued shares, one or more classes and series of Aetna shares, including preferred shares, and to determine, with respect to any such class or series of Aetna shares, the terms and rights of such class or series, including, for example, (i) the designation of the class or series; (ii) the number of shares of the class or series, which number the Aetna board may thereafter (except where otherwise provided in the designation of any subsequently authorized class or series) increase or decrease (but not below the number of shares thereof then outstanding); (iii) whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the class or series; (iv) the dates on which dividends, if any, will be payable; (v) the redemption rights and price or prices, if any, for shares of the class or series; (vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the class or series; (vii) the amounts payable on shares of the class or series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Aetna; (viii) whether the shares of the class or series will be convertible into shares of any other class or series, or any other security, of Aetna or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made; (ix) restrictions on the issuance of shares of the same class or series or of any other class or series; and (x) the voting rights, if any, of the holders of such class or series.

The authorized shares of Aetna, including shares of preferred stock and common stock, will be available for issuance without further action by Aetna's shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Aetna's securities may be listed or traded. If the approval of Aetna's shareholders is not so required, the Aetna board does not intend to seek shareholder approval.

Although the Aetna board has no intention at the present time of doing so, it could issue a class or series of Aetna preferred shares that could, depending on the terms of such class or series, impede the completion of a merger, tender offer or other takeover attempt that some, or a majority, of Aetna's shareholders might believe to be in their best interests or in which shareholders might receive a premium for their shares over the then-current market price of such shares.

Potential Issuances of Rights to Purchase Securities

Aetna does not currently have a shareholder rights plan, although the Aetna board retains the right to adopt a new plan at a future date.  Aetna’s Articles grant the Aetna board exclusive authority to create and issue rights entitling the holders thereof to purchase from Aetna shares of capital stock or other securities and to elect to repurchase, redeem, terminate or amend any such rights. The times at which and terms upon which such rights are to be issued, repurchased, redeemed, terminated or amended are to be determined exclusively by the Aetna board and set forth in the contracts or instruments that evidence any such rights. The authority of the Aetna board with respect to such rights includes, but is not limited to, determining (i) the purchase price of the capital stock or other securities or property to be purchased upon exercise of such rights; (ii) provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from any other shares or other securities of Aetna; (iii) provisions which adjust the number or exercise price of such rights or the amount or nature of the shares, other securities or other property receivable upon exercise of such rights in the event of a combination, split or recapitalization of any shares of Aetna, a change in ownership of Aetna's shares or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to Aetna or any shares of Aetna, and provisions restricting the ability of Aetna to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of Aetna under such rights; (iv) provisions which deny the holder of a specified percentage of the outstanding securities of Aetna the right to exercise such rights and/or cause such rights held by such holder to become void; (v) provisions which permit Aetna to redeem or exchange such rights; and (vi) the appointment of the rights agent with respect to such rights. This provision is intended to confirm the Aetna board's exclusive authority to issue, repurchase, redeem, terminate or amend share purchase rights or other rights to purchase shares or securities of Aetna or any other corporation.

Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals at Annual Meetings

Aetna’s By-Laws establish an advance notice procedure for shareholders to nominate candidates for election as directors or to bring other business before annual meetings of shareholders of Aetna (the “Shareholder Notice Procedure”).

Nominations for election to the Aetna board may be made at an annual meeting, or at a special meeting at which directors are to be elected, only by or at the Aetna board's direction or by a shareholder who has complied with the Shareholder Notice Procedure. Aetna’s By-Laws require that notice of a shareholder nomination set forth certain information with respect to each proposed nominee and the shareholder giving notice.

Aetna’s By-Laws provide that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman or the Aetna board or by a shareholder who has given timely written notice to the Corporate Secretary of Aetna of such shareholder's intention to bring such business before such meeting in compliance with the Shareholder Notice Procedure. Under the Shareholder Notice Procedure, a shareholder's notice relating to the conduct of business at an annual meeting must contain specified information about such business and about the proposing shareholder.

The Shareholder Notice Procedure requires that notice of nominations or proposals for substantive business must be received by Aetna not later than the 90th day before such meeting is to be held, or if later, the 10th day after public announcement of the date of such meeting is made.

If the Chairman or other officer presiding at a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with the Shareholder Notice Procedure, such individual will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

By requiring advance notice of nominations by shareholders, the Shareholder Notice Procedure affords the Aetna board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Aetna board, to inform shareholders about such qualifications. By requiring advance notice of other proposed business, the Shareholder Notice Procedure provides a more orderly procedure for conducting annual meetings of shareholders and, to the extent deemed necessary or desirable by the Aetna board, provides the Aetna board with an opportunity to inform shareholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with the Aetna board's position regarding action to be taken with respect to such business, so that shareholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

Although Aetna’s By-Laws do not give the Aetna board any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Aetna and its shareholders.

No Shareholder Action by Written Consent

Aetna’s Articles provide that shareholder action may only be taken at an annual or special meeting of shareholders and may not be taken by written consent in lieu of a meeting.  The inability of the Aetna shareholders to act by written consent prevents the holders of a majority of the voting power of the voting shares from unilaterally using the written consent procedure to take shareholder action.

Provisions Relating to Shareholder Approval of Business Combination and Other Transactions

Under the Business Corporation Law, unless a higher vote is required in a corporation’s articles of incorporation, a plan of merger or consolidation, a plan of asset transfer providing for the sale of all or substantially all of the assets of a corporation, a share exchange, division or voluntary dissolution will be adopted upon receiving at a properly convened meeting the affirmative vote of a majority of the votes cast by all shareholders having a right to vote thereon, and if any class or series is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote. Aetna’s Articles require that a plan of merger, consolidation, or asset transfer and a share exchange or division receive the affirmative vote of the holders of a majority of the shares of Aetna common stock outstanding on the record date for the meeting at which such plan is to be voted upon by shareholders and, in addition, the affirmative vote of such number or proportion of shares of any other class or series of Aetna’s capital stock as shall at the time be required by the terms of such class or series. This higher vote will make it more difficult to obtain shareholder approval of such a business combination or other transaction than would be the case if such higher vote were not required.

Provisions Relating to Amendments to Aetna’s Articles and By-Laws

Under the Business Corporation Law, shareholders have the right to adopt, amend or repeal the articles of incorporation and bylaws of a corporation. However, the Business Corporation Law requires that any amendment to Aetna’s Articles also be approved by the board of directors. Under the Business Corporation Law, unless a higher vote is required in a corporation’s articles of incorporation, amendments to the corporation’s articles of incorporation will be adopted upon receiving at a properly convened meeting the affirmative vote of a majority of the votes cast by all shareholders having a right to vote thereon, and if any class or series is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote. Aetna’s Articles provide that the provisions relating to shareholder approval of business combination and other transactions described immediately above may only be amended by the affirmative vote of the holders of a majority of the shares of Aetna common stock outstanding on the record date for the applicable meeting.  In addition, Aetna’s Articles provide that, among others, the provisions relating to director and officer liability and indemnification and voluntary dissolution may only be amended by the affirmative vote of the holders of two-thirds of the shares of Aetna common stock issued and outstanding on the record date for the meeting at which an amendment to any such provision is to be voted upon by the shareholders.

In addition, Aetna’s By-Laws may be amended by the board of directors with respect to all matters not exclusively reserved by law to the shareholders, except the board may not alter the size of the board beyond a range approved by the shareholders. Certain provisions of Aetna’s By-Laws, including provisions relating to the calling of special meetings of shareholders, shareholder nominations and shareholder proposals and the size of, and the filling of vacancies on, the board, may be amended or repealed by shareholders only with the approval of at least two-thirds of the outstanding voting power of Aetna.

Pennsylvania Anti-Takeover Statutes

Under Section 1715 of the Business Corporation Law, which is applicable to Aetna, directors stand in a fiduciary relation to their corporation and, as such, are required to perform their duties in good faith, in a manner they reasonably believe to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In discharging their duties, directors may, in considering the best interests of their corporation, consider, among other things, to the extent they deem appropriate: (a) the effects of any action upon any or all groups affected by the action, including shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located; (b) the short-term and long-term interests of the corporation; (c) the resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of the corporation; and (d) all other pertinent factors. In considering the best interests of the corporation or the effects of any action, directors are not required to regard the interests of the shareholders, or any other group affected by the action, as dominant or controlling. Absent a breach of fiduciary duty, a lack of good faith or self-dealing, any act of the board of directors, a committee thereof or an individual director is presumed to be in the best interests of the corporation. The Business Corporation Law expressly provides that the fiduciary duty of directors does not require them to (i) redeem or otherwise render inapplicable outstanding rights issued under any shareholder rights plan; (ii) render inapplicable specified statutory anti-takeover provisions, including Subchapter F of Chapter 25 (described below), which is applicable to Aetna; or (iii) take any action solely because of the effect it may have on a proposed acquisition or the consideration to be received by shareholders in such a transaction.

Commentary associated with Section 1715, and accepted by courts applying the provisions of that Section to the facts of specific takeover attempts, makes it clear that a purpose of Section 1715 is to legislatively overrule certain judicial decisions in other jurisdictions named in the commentary which have had the effect of limiting the flexibility of incumbent management in contested takeovers. The provisions of Section 1715, and its construction by the courts, could aid the Aetna board in resisting a proposed acquisition transaction which it believed not to be in the best interests of any one of the corporate constituencies identified in the statute or otherwise not in the best interests of Aetna under any of the criteria identified in the statute that the board believes are appropriate to consider.

Aetna is subject to Subchapter F of Chapter 25 of the Business Corporation Law. Subchapter F applies to a transaction between a publicly traded corporation and an interested shareholder (defined generally to be any beneficial owner of 20% or more of the corporation's voting stock). Subchapter F of Chapter 25 prohibits such a corporation from engaging in a “business combination” (as defined in the Business Corporation Law) with an interested shareholder unless (i) the board of directors of such corporation gives approval to the proposed transaction or gives approval to the interested shareholder's acquisition of 20% of the shares entitled to vote in an election of directors of such corporation, in either case prior to the date on which the shareholder first becomes an interested shareholder (the “Share Acquisition Date”), (ii) the interested shareholder owns at least 80% of the stock of such corporation entitled to vote in an election of directors and, no earlier than three months after such interested shareholder reaches such 80% level, the majority of the remaining shareholders approve the proposed transaction and shareholders receive a minimum “fair price” for their shares (as set forth in the Business Corporation Law) in the transaction and the other conditions of Subchapter F of Chapter 25 of the Business Corporation Law are met, (iii) holders of all outstanding shares of common stock approve the transaction, (iv) no earlier than five years after the Share Acquisition Date, a majority of the remaining shares entitled to vote in an election of directors approve the transaction, or (v) no earlier than five years after the Share Acquisition Date, a majority of all the shares approve the transaction, all shareholders receive a minimum “fair price” for their shares (as set forth in the Business Corporation Law) and the other conditions of Subchapter F of Chapter 25 of the Business Corporation Law are met.

Under certain circumstances, Subchapter F of the Business Corporation Law makes it more difficult for an interested shareholder to effect various business combinations with a corporation. The provisions of Subchapter F should encourage persons interested in acquiring Aetna to negotiate in advance with the Aetna board, since the five-year delay and higher shareholder voting requirements would not apply if such person, prior to acquiring 20% of Aetna's voting shares, obtains the approval of the Aetna board for such acquisition or for the proposed business combination transaction.

Subchapter F of the Business Corporation Law will not prevent a hostile takeover of Aetna. It may, however, make more difficult or discourage a takeover of Aetna or the acquisition of control of Aetna by a significant shareholder and thus the removal of incumbent management. Any such effect would be enhanced by the adoption of a shareholder rights plan, as authorized by Aetna’s Articles. Some shareholders may find this disadvantageous in that they may not be afforded the opportunity to participate in takeovers that are not approved as required by Subchapter F of the Business Corporation Law but in which shareholders might receive, for at least some of their shares, a substantial premium above the market price at the time of a tender offer or other acquisition transaction.

Section 2538 of Subchapter D of the Business Corporation Law imposes a higher vote on certain transactions between an “interested shareholder” (as defined in Section 2538(d) of the Business Corporation Law) and a publicly traded corporation unless certain procedural requirements are satisfied. Subchapter E of Chapter 25 of the Business Corporation Law requires a person who acquires 20% or more of the shares of a publicly traded corporation to offer to purchase the shares of any other shareholder at “fair value” (determined as provided in Section 2547). Subchapter G of Chapter 25 of the Business Corporation Law also contains certain provisions applicable to a registered corporation which, under certain circumstances, permit such a corporation to redeem “control shares” (as defined in the Business Corporation Law) and remove the voting rights of control shares. Additionally, Subchapter H of Chapter 25 of the Business Corporation Law requires the disgorgement of profits by a “controlling person” (as defined in the Business Corporation Law). Aetna’s Articles provide that Section 2538 of Subchapter D of the Business Corporation Law, and Subchapters E, G and H of Chapter 25 of the Business Corporation Law are not applicable to Aetna.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms for the debt securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

The senior debt securities are to be issued under an indenture (the “Senior Indenture”) between Aetna and U.S. Bank National Association (successor in interest to State Street Bank and Trust Company), as trustee. The subordinated debt securities are to be issued under a separate indenture (the “Subordinated Indenture”) also between Aetna and U.S. Bank National Association (successor in interest to State Street Bank and Trust Company), as trustee. The Senior Indenture and the Subordinated Indenture are sometimes referred to individually as an “Indenture” or collectively as the “Indentures.”

We sometimes refer below to specific sections of one or both of the Indentures. When we do so, we indicate where you can find the relevant section in the Indentures by noting the section number in parentheses. When we do refer to specific sections contained in the Indentures or terms defined in the Indentures, including important terms, which we capitalize here, we use them in this prospectus in the same way we use them in the Indentures, and you should refer to the Indentures themselves for detailed, specific, legal descriptions. In this section, “Description of Debt Securities,” when we refer to “Aetna,” we refer to Aetna Inc., not including its consolidated subsidiaries.

We have summarized some terms of the Indentures. The summary is not complete. The Indentures were filed as exhibits to the registration statement of which this prospectus is a part. You should read the Indentures for a complete statement of the provisions summarized in this prospectus and for provisions that may be important to you. The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended.

Ranking

The debt securities will be our direct, unsecured obligations. The senior debt securities will rank equally with all of our other senior and unsecured, unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt.

Since a significant part of our operations are conducted through subsidiaries, a significant portion of our cash flow, and consequently, our ability to service debt, including the debt securities, is dependent upon the earnings of our subsidiaries and the transfer of funds by those subsidiaries to us in the form of dividends or other transfers, supplemented with borrowing.

Some of our operating subsidiaries may finance their operations by borrowing from external creditors. Lending agreements between some of the operating subsidiaries and external creditors may restrict the amount of net assets available for cash dividends and other payments to us.

In addition, holders of the debt securities will have a junior position to claims of creditors against our subsidiaries, including policy holders, trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders, except to the extent that we are recognized as a creditor of our subsidiary. Any claims of Aetna as the creditor of its subsidiary would be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

In addition to general state law restrictions on payments of dividends and other distributions to shareholders applicable to all corporations, HMOs and insurance companies, including some of Aetna's direct and indirect subsidiaries, are subject to further state regulations that, among other things, may require those companies to maintain certain levels of equity, and restrict the amount of dividends and other distributions that may be paid to Aetna.

Terms of the Debt Securities to be Described in the Prospectus Supplement

The Indentures do not limit the amount of debt securities that we may issue under them. We may issue debt securities under the Indentures up to an aggregate principal amount as we may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	whether the debt securities will be senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal will be payable;

•	the interest rate, if any, and the method for calculating the interest rate;

•	the interest payment dates and the record dates for interest payments;

•	our right, if any, to defer payment of interest and the maximum length of this deferral period;

•	any mandatory or optional redemption terms or prepayment or sinking fund provisions;

•	the place where we will pay principal, interest and any premium;

•	the currency or currencies, if other than the currency of the United States, in which principal, interest and any premium will be paid;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations in which the debt securities will be issued;

•	whether the debt securities will be issued in the form of global securities;

•	additional provisions, if any, relating to the discharge of our obligations under the debt securities;

•	whether the amount of payment of principal (or premium, if any) or interest, if any, will be determined with reference to one or more indices;

•	the portion of the principal amount of the debt securities to be paid upon acceleration of maturity thereof;

•	any authenticating or paying agents, registrars or other agents; and

•	other specific terms, including any additional events of default, covenants or warranties. (Section 301)

Events of Default and Notice Thereof

When we use the term “Event of Default” with respect to debt securities of any series we mean:

•	we fail to pay principal (including any sinking fund payment) of, or premium (if any) on, any debt security of that series when due;

•	we fail to pay interest, if any, on any debt security of that series when due and the failure continues for a period of 30 days;

•
we fail to perform in any material respect any covenant in an Indenture not specified in the previous two bullets (other than a covenant included in an Indenture solely for the benefit of a different series of debt securities) and the failure to perform continues for a period of 90 days after receipt of a specified written notice to us;

•
the acceleration of indebtedness for borrowed money in a principal amount in excess of $100,000,000 for which we or one of our Principal Subsidiaries (as defined below) is liable (other than acceleration of Non-Recourse Debt which does not exceed 4% of our total shareholders' equity), or default by us or any of our Principal Subsidiaries in the payment at final maturity of outstanding indebtedness for borrowed money in a principal amount in excess of $100,000,000 (other than a default by us in the payment, at final maturity, of our Non-Recourse Debt where such payment does not exceed 4% of our total shareholders' equity), and such acceleration or default at maturity is not waived, rescinded or annulled within 30 days after a specified written notice to us; provided that if such acceleration or default at maturity is remedied, cured, waived, rescinded or annulled, then the Event of Default under an Indenture shall also be remedied, cured, waived, rescinded or annulled; and

•	certain events of bankruptcy, insolvency, reorganization, receivership or liquidation of Aetna. (Section 501)

An Event of Default with respect to debt securities of a particular series may not constitute an Event of Default with respect to debt securities of any other series of debt securities.

If an Event of Default under an Indenture occurs with respect to the debt securities of any series and is continuing, then the Trustee or the holders of at least 25% in principal amount of the Outstanding securities of that series may require us to repay immediately the entire principal amount (or, if the debt securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Outstanding securities of that series; provided, however, that under certain circumstances the holders of a majority in aggregate principal amount of Outstanding securities of that series may rescind or annul such acceleration and its consequences. (Section 502)

Each of the Indentures contains a provision entitling the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care (Section 601), to be indemnified by the holders of debt securities before proceeding to exercise any right or power under that Indenture at the request of such holders. (Section 603) Subject to these provisions in the Indentures for the indemnification of the Trustee and certain other limitations, the holders of a majority in aggregate principal amount of the debt securities of each affected series then Outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Sections 512 and 513)

Each of the Indentures provides that the Trustee may withhold notice to the holders of the debt securities of any default (except in payment of principal (or premium, if any) or interest, if any) if the Trustee considers it in the interest of the holders of the debt securities to do so. (Section 602)

Each of the Indentures provides that holders of at least 25% in aggregate principal amount of the Outstanding securities of any series may seek to institute a proceeding with respect to the Indentures or for any remedy thereunder only after they have made a written request, and offered an indemnity reasonably satisfactory to the Trustee, to the Trustee to institute a proceeding and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the Outstanding securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) These limitations do not apply, however, to a suit instituted by a Holder of a debt security for enforcement of payment of the principal of (or premium, if any) or interest, if any, on or after the respective due dates expressed in such debt security. (Section 508)

Each of the Indentures contains a covenant under which we are required to furnish to the Trustee an annual statement as to the compliance with all conditions and covenants of the Indentures. (Section 1004)

“Principal Subsidiary” means a consolidated subsidiary of Aetna that, as of the time of the determination of whether such consolidated subsidiary is a “Principal Subsidiary,” accounted for 10% or more of the total assets of Aetna and its consolidated subsidiaries, in each case as set forth in the most recent balance sheet filed by Aetna with the Securities and Exchange Commission. (Section 101)

Modification and Waiver

Each of the Indentures (Section 901) provides that we, together with the Trustee, may enter into supplemental indentures without the consent of the holders of debt securities to:

•	evidence the assumption by another person of our obligations;

•	add covenants for the benefit of the holders of all or any series of debt securities;

•	add any additional Events of Default;

•	add or change an Indenture to permit or facilitate the issuance of debt securities in bearer form;

•
add to, change or eliminate a provision of an Indenture if such addition, change or elimination does not apply to a debt security created prior to the execution of such supplemental indenture or modify the rights of a Holder of any debt security with respect to such provision;

•	secure any debt security;

•	establish the form or terms of debt securities of any series;

•	evidence the acceptance of appointment by a successor Trustee;

•
cure any ambiguity or correct any inconsistency in an Indenture or make other changes, provided that any such action does not adversely affect the interests of the holders of debt securities of any affected series in any material respect; or

•	conform an Indenture to any mandatory provision of law.

Other amendments and modifications of an Indenture may be made with the consent of the holders of not less than a majority of the aggregate principal amount of each series of the Outstanding securities affected by the amendment or modification. However, no modification or amendment may, without the consent of the Holder of each Outstanding security affected:

•	change the stated maturity of the principal of (or premium, if any) or any installment of principal or interest, if any, on any such debt security;

•	reduce the principal amount of (or premium, if any) or the interest rate, if any, on any such debt security or the principal amount due upon acceleration of an Original Issue Discount Security;

•	change the place or currency of payment of principal of (or premium if any) or the interest, if any, on any such debt security;

•	impair the right to institute suit for the enforcement of any such payment on or with respect to any such debt security;

•	reduce the percentage of holders of debt securities necessary to modify or amend an Indenture;

•	in the case of the Subordinated Indenture, modify the subordination provisions in a manner adverse to the holders of the subordinated debt securities; or

•
modify the foregoing requirements or reduce the percentage of Outstanding securities necessary to waive compliance with certain provisions of an Indenture or for waiver of certain defaults. (Section 902)

The holders of at least a majority of the aggregate principal amount of the Outstanding securities of any series may, on behalf of all holders of that series, waive our required compliance with certain restrictive provisions of an Indenture and may waive any past default under an Indenture, except a default in the payment of principal, premium or interest or in the performance of certain covenants. (Sections 907 and 513)

Limitations on Liens on Common Stock of Principal Subsidiaries

Each of the Indentures provides that so long as any of the debt securities issued under that Indenture remains outstanding, we will not, and we will not permit any of our Principal Subsidiaries to, issue, assume, incur or guarantee any indebtedness for borrowed money secured by a mortgage, pledge, lien or other encumbrance, directly or indirectly, on any of the Common Stock of a Principal Subsidiary owned by us or by any of our Principal Subsidiaries, unless our obligations under the debt securities and, if we so elect, any other of our indebtedness ranking on a parity with, or prior to, the debt securities, shall be secured equally and ratably with, or prior to, such secured indebtedness for borrowed money so long as it is outstanding and is so secured. (Section 1005)

“Common Stock” means, with respect to any Principal Subsidiary, stock of any class, however designated, except stock which is non-participating beyond fixed dividend and liquidation preferences and the holders of which have either no voting rights or limited voting rights entitling them, only in the case of certain contingencies, to elect less than a majority of the directors (or persons performing similar functions) of such Principal Subsidiary, and shall include securities of any class, however designated, which are convertible into such Common Stock. (Section 101)

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into any other person (other than in a merger or consolidation in which we are the surviving person) or sell our property and assets as, or substantially as, an entirety to any person unless:

•
the person formed by the consolidation or with or into which we are merged or the person that purchases our properties and assets as, or substantially as, an entirety is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any State or the District of Columbia, and any such successor or purchaser expressly assumes Aetna's obligations on the debt securities under a supplemental indenture satisfactory to the Trustee;

•	immediately after giving effect to the transaction no Event of Default shall have occurred and be continuing; and

•	a specified officers' certificate and opinion of counsel are delivered to the Trustee. (Section 801)

Upon compliance with the foregoing provisions, the successor or purchaser will succeed to, and be substituted for Aetna under the Indentures with the same effect as if such successor or purchaser had been the original obligor under the debt securities, and thereafter Aetna will be relieved of all obligations and covenants under the Indentures and the debt securities. (Section 802)

Defeasance and Covenant Defeasance

If we deposit, in trust, with the Trustee (or other qualifying trustee), sufficient cash or specified government obligations to pay the principal of (and premium, if any) and interest and any other sums due on the scheduled due date for the debt securities of a particular series, then at our option and subject to certain conditions (including the absence of an Event of Default):

•	we will be discharged from our obligations with respect to the debt securities of such series (which we refer to in this prospectus as a “legal defeasance”), or

•
we will no longer be under any obligation to comply with the covenants described above under “Limitations on Liens on Common Stock of Principal Subsidiaries” and “Consolidation, Merger and Sale of Assets”, an Event of Default relating to any failure to comply with such covenants or an Event of Default pursuant to the fourth bullet under “Events of Default and Notice Thereof” (cross-acceleration and cross-payment default) will no longer apply to us, and, for subordinated debt securities, the subordination provisions will no longer apply to us (which we refer to in this prospectus as a “covenant defeasance”).

If we exercise our legal defeasance option, payment of such debt securities may not be accelerated because of an Event of Default. If we exercise our covenant defeasance option, payment of such debt securities may not be accelerated by reference to the covenants from which we have been released or pursuant to Events of Default referred to above which are no longer applicable. If we fail to comply with our remaining obligations with respect to such debt securities under an Indenture after we exercise the covenant defeasance option and such debt securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and government obligations on deposit with the Trustee may be insufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from such Event of Default. However, we will remain liable for such payments. (Article Twelve)

Under current United States federal income tax laws, a legal defeasance would be treated as an exchange of the relevant debt securities in which holders of those debt securities might recognize gain or loss. Unless accompanied by other changes in the terms of the debt securities, a covenant defeasance generally should not be treated as a taxable exchange. In order to exercise our defeasance options, we must deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes.

Subordination of Subordinated Debt Securities

Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the subordinated debt securities.

The subordinated debt securities will, to the extent set forth in the Subordinated Indenture, be subordinate in right of payment to the prior payment in full of all Senior Debt (as defined below) of Aetna, including the senior debt securities. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of Aetna, the holders of Senior Debt of Aetna will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Debt of Aetna before the holders of the subordinated debt securities will be entitled to receive or retain any payment in respect of the principal of (and premium, if any) or interest, if any, on the subordinated debt securities. (Subordinated Indenture Section 1402)

If the maturity of any subordinated debt securities is accelerated, the holders of all Senior Debt of Aetna outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon before the holders of subordinated debt securities will be entitled to receive any payment upon the principal of (or premium, if any) or interest, if any, on the subordinated debt securities. (Subordinated Indenture Section 1403)

No payments on account of principal (or premium, if any) or interest, if any, in respect of the subordinated debt securities may be made if there shall have occurred and be continuing:

•	a default in the payment of principal of (or premium, if any) or interest on Senior Debt of Aetna, or

•
an event of default with respect to any Senior Debt of Aetna resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default. (Subordinated Indenture Section 1404)

“Debt” means (without duplication and without regard to any portion of principal amount that has not accrued and to any interest component thereof (whether accrued or imputed) that is not due and payable) with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent:

•	every obligation of such person for money borrowed;

•	every obligation of such person evidenced by bonds, debentures, notes or other similar instruments;

•	every reimbursement obligation of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person;

•
every obligation of such person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of  business);

•	every capital lease obligation of such person; and

•
every obligation of the type referred to in the previous five bullets of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise. (Subordinated Indenture Section 101)

“Senior Debt” means with respect to any person the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such person to the extent that such claim for post-petition interest is allowed in such proceeding), on Debt of such person, whether incurred on or prior to the date of the Subordinated Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the subordinated debt securities or to other Debt of such person which is pari passu with, or subordinated to, the subordinated debt securities; provided, however, that Senior Debt does not include (i) the subordinated debt securities or (ii) any other debt securities issued to any other trusts, partnerships or other entity affiliated with Aetna which is a financing vehicle of Aetna (“Financing Entity”) in connection with the issuance of preferred securities of such Financing Entity. (Subordinated Indenture Section 101)

The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Debt of Aetna, which may include indebtedness that is senior to the subordinated debt securities, but subordinate to other obligations of Aetna. The senior debt securities, when issued, will constitute Senior Debt of Aetna.

At September 30, 2008, Aetna had $3.7 billion principal amount of Senior Debt outstanding and no subordinated debt securities outstanding.

The prospectus supplement may further describe the provisions, if any, applicable to the subordination of the subordinated debt securities of a particular series.

Concerning our Relationship with the Trustee

The Trustee and/or certain of its affiliates participate in our credit facility, and we maintain ordinary banking relationships with the Trustee and/or certain of its affiliates.

Governing Law

Each of the Indentures is governed by and shall be construed in accordance with the internal laws of the State of New York.

FORM OF DEBT SECURITIES

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the Trustee. Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities.

We may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a global security may not be transferred except as a whole by and among the depositary for the global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a global security will be described in the prospectus supplement relating to those securities. (Sections 204 and 305) We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a global security will be limited to persons, called participants, that have accounts with the depositary. Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in global securities.

So long as the depositary, or its nominee, is the registered owner of a global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the global security for all purposes under the applicable Indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have the securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for that global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable Indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action that a holder is entitled to give or take under the applicable Indenture, the depositary for the global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal (or premium, if any) and interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security. Neither Aetna nor the Trustee nor any agent of Aetna or the Trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders of that global security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in that global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the global security that had been held by the depositary. In addition, we may at any time and in our sole discretion decide not to have any of the securities represented by one or more global securities. If we make that decision, we will issue securities in definitive form in exchange for all of the global security or securities representing those securities. Any securities issued in definitive form in exchange for a global security will be registered in the name or names that the depositary gives to the Trustee or relevant agent of ours or theirs. It is expected that the depositary's instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global security that had been held by the depositary.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

The following discussion is the opinion of Davis Polk & Wardwell. It accurately describes the material U.S. federal income and certain estate tax consequences of ownership and disposition of the debt securities. This discussion only applies to debt securities held as capital assets. This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities;

•	persons holding debt securities as part of a hedge “straddle”, integrated transaction or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the United States dollar;

•	traders in securities that elect the mark-to-market method of accounting for their securities holdings;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

•	persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds debt securities, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.  Partnerships holding debt securities and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of holding and disposing of the debt securities.

This summary is based on the Internal Revenue Code of 1986, as amended to the date of this prospectus (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed United States Treasury Regulations, in each case available on the date of this prospectus.  Changes to any of such statutes, decisions and/or interpretations subsequent to the date of this prospectus may affect the tax consequences described herein. Persons considering the purchase of debt securities are urged to consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a debt security that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States and certain former citizens and residents of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Payments of Interest

Interest paid on a debt security will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for federal income tax purposes. Special rules governing the treatment of interest paid with respect to original issue discount debt securities and indexed notes, including certain floating rate debt securities, are described under “Original Issue Discount” below.

Original Issue Discount

A debt security that is issued for an amount less than its “stated redemption price at maturity” will be considered to have been issued at an original issue discount for federal income tax purposes (and will be referred to as an “original issue discount debt security”) unless the debt security satisfies a de minimis threshold (as described below) or is a short-term debt security (as defined below). The “issue price” of a debt security will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the debt security is sold for money. The “stated redemption price at maturity” of a debt security will equal the sum of all payments required under the debt security other than payments of “qualified stated interest.” “Qualified stated interest” is stated interest unconditionally payable in cash or in property (other than in debt instruments of the issuer) at least annually during the entire term of the debt security and equal to the outstanding principal balance of the debt security multiplied by a single fixed rate of interest or, subject to certain conditions, based on one or more indices.

If the difference between a debt security's stated redemption price at maturity and its issue price is less than a de minimis amount, i.e., 1/4 of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity, then the debt security will not be considered to have original issue discount. U.S. Holders of a debt security with a de minimis amount of original issue discount will generally include such original issue discount in income, as capital gain, on a pro rata basis as principal payments are made on the debt security.

A U.S. Holder of original issue discount debt securities will be required to include any qualified stated interest payments in income in accordance with the U.S. Holder's method of accounting for federal income tax purposes. U.S. Holders of original issue discount debt securities that mature more than one year from their date of issuance will be required to include original issue discount in income for federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to such income. Under this method, U.S. Holders of original issue discount debt securities generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

A U.S. Holder may make an election to include in gross income all interest that accrues on a debt security (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) in accordance with a constant yield method based on the compounding of interest (a “constant yield election”). The election is to be made for the taxable year in which the U.S. Holder acquired the debt security and may not be revoked without the consent of the Internal Revenue Service (the “IRS”). U.S. Holders should consult their own tax advisors about this election.

A debt security that matures one year or less from its date of issuance (a “short-term debt security”) will be treated as being issued at a discount and none of the interest paid on the debt security will be treated as qualified stated interest. In general, a cash method U.S. Holder of a short-term debt security is not required to accrue the discount for United States federal income tax purposes unless it elects to do so. U.S. Holders who so elect and certain other U.S. Holders, including those who report income on the accrual method of accounting for federal income tax purposes, are required to include the discount in income as it accrues on a straight-line basis, unless another election is made to accrue the discount according to a constant yield method based on daily compounding. In the case of a U.S. Holder who is not required and who does not elect to include the discount in income currently, any gain realized on the sale, exchange or other taxable disposition of the short-term debt securities will be ordinary income to the extent of the discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or other taxable disposition. In addition, those U.S. Holders will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry short-term debt securities in an amount not exceeding the accrued discount until the accrued discount is included in income.

Under applicable regulations, if we have an unconditional option to redeem a debt security prior to its stated maturity date, this option will be presumed to be exercised if, by utilizing any date on which the debt security may be redeemed as the maturity date and the amount payable on that date in accordance with the terms of the debt security as the stated redemption price at maturity, the yield on the debt security would be lower than its yield to stated maturity. If this option is not in fact exercised, the debt security would be treated solely for purposes of calculating original issue discount as if it were redeemed, and a new debt security were issued, on the presumed exercise date for an amount equal to the debt security's adjusted issue price on that date.

Contingent Debt Obligations

Special rules govern the tax treatment of debt obligations that are treated under applicable Treasury Regulations as providing for contingent payments (“contingent debt obligations”). These rules generally require accrual of interest income on a constant yield method at an assumed yield determined at the time of issuance of the obligation. Adjustments will be required to these accruals when any contingent payments are made that differ from the payments calculated based on the assumed yield. Any gain on the sale, exchange, retirement or other disposition of a contingent debt obligation will be ordinary income.

Market Discount and Premium

If a U.S. Holder purchases a debt security (other than a short-term original issue discount debt security) for an amount that is less than its stated redemption price at maturity (or, in the case of an original issue discount debt security, its “adjusted issue price”), the amount of the difference will be treated as “market discount” for federal income tax purposes, unless such difference is less than a specified de minimis amount. The “adjusted issue price” of an original issue discount debt security is defined as the sum of the issue price of the debt security and the aggregate amount of previously accrued original issue discount, less any prior payments other than payments of qualified stated interest.

A U.S. Holder will be required to treat any principal payment (or, in the case of an original issue discount debt security, any payment that does not constitute qualified stated interest) on, or any gain on the sale, exchange, retirement or other disposition of, a debt security as ordinary income to the extent of the market discount accrued on the debt security at the time of the payment or disposition unless this market discount has been previously included in income by the U.S. Holder pursuant to an election by the U.S. Holder to include market discount in income as it accrues, or pursuant to a constant yield election by the U.S. Holder as described under “Original Issue Discount” above. If such debt security is disposed of in certain nontaxable transactions, accrued market discount will be includible as ordinary income to the U.S. Holder as if such U.S. Holder had sold the debt security at its then fair market value. In addition, the U.S. Holder may be required to defer, until the maturity of the debt security or its earlier disposition (including certain nontaxable transactions), the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such debt security.

Acquisition Premium and Amortizable Bond Premium

A U.S. Holder who purchases a debt security for an amount that is greater than its adjusted issue price but less than or equal to the sum of all amounts payable on the debt security after the purchase date other than payments of qualified stated interest will be considered to have purchased such debt security at an “acquisition premium.” Under the acquisition premium rules of the Code, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such debt securities for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

If a U.S. Holder purchases a debt security for an amount that is greater than the sum of all amounts payable on the debt security other than qualified stated interest, such U.S. Holder will be considered to have purchased such debt security with “amortizable bond premium.” In general, amortizable bond premium with respect to any debt security will be equal in amount to the excess of the purchase price over the sum of all amounts payable on the debt security other than qualified stated interest, and the holder may elect to amortize such premium, using a constant yield method, over the remaining term of the debt security. Special rules may apply in the case of debt securities that are subject to optional redemption. A U.S. Holder may generally use the amortizable bond premium allocable to an accrual period to offset qualified stated interest required to be included in such U.S. Holder’s income with respect to the debt security in that accrual period. A U.S. Holder who elects to amortize bond premium must reduce its tax basis in the debt securities by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the taxpayer and may be revoked only with the consent of the IRS.

If a U.S. Holder makes a constant yield election (as described under “Original Issue Discount” above) for a debt security with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the U.S. Holder’s debt instruments with amortizable bond premium and may be revoked only with the permission of the IRS with respect to debt instruments acquired after revocation.

Sale, Exchange or Retirement of the Debt Securities

Upon the sale, exchange or other taxable disposition of a debt security, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder's tax basis in the debt security. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “Payments of Interest” above.

Gain or loss realized on the sale, exchange or other taxable disposition of a debt security will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or other taxable disposition the debt security has been held for more than one year. Exceptions to this rule apply to the extent of any accrued market discount or, in the case of a short-term debt security, any accrued discount not previously included in the U.S. Holder's taxable income. See “Original Issue Discount” and “Market Discount and Premium” above.  The deductibility of capital losses is subject to limitations under the Code.

Debt Securities With Special Features

Special rules governing the federal income tax treatments of debt securities with special features, including debt securities denominated in a currency or currency unit other than the United States dollar (“foreign currency debt securities”) or currency-indexed debt securities, will be provided by Aetna in the applicable prospectus supplement.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the debt securities and the proceeds from a sale or other disposition of the debt securities. A U.S. Holder will be subject to United States backup withholding, currently at a rate of 28 percent, on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding.  Backup withholding is not an additional tax.  The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s United States federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a debt security that is, for United States federal income tax purposes:

•	an individual who is classified as a nonresident for U.S. federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes.  Such a holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a debt security.

Subject to the discussion below concerning backup withholding:

•
payments of principal, interest (including original issue discount, if any) and premium on the debt securities by us or any paying agent to any Non-U.S. Holder will not be subject to United States federal withholding tax, provided that, in the case of interest, (i) such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Aetna entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to Aetna through stock ownership and is not a bank whose receipt of interest is described in Section 881(c)(3)(A) of the Code; and (ii) if the debt security is a registered debt security, the certification requirement described below has been fulfilled with respect to the beneficial owner, as described below;

•
a Non-U.S. Holder of a debt security will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of such debt security, unless the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise.

Certification Requirement

Interest and original issue discount will not be exempt from withholding tax unless the beneficial owner of that debt security certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person.  The exemption will not apply to contingent interest if the amount of such interest is determined with reference to the financial performance of Aetna or a related person or with reference to changes in the value of Aetna’s or a related person’s assets. Unless otherwise provided in the applicable prospectus supplement, we do not expect to pay this type of interest.

If a Non-U.S. Holder of a debt security is engaged in a trade or business in the United States, and if interest (including original issue discount) on the debt security is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be taxed in the same manner as a U.S. Holder (see “—Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise, except that the Non-U.S. Holder will be required to provide to Aetna a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of debt securities including the possible imposition of a branch profits tax at a rate of 30 percent (or a lower treaty rate).

Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a debt security or coupon will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the debt security, if received by the decedent at the time of death, would have been:

•	subject to United States federal withholding tax (even if the W-8BEN certification requirement described above were satisfied); or

•	effectively connected to the conduct by the Non-U.S. Holder of a trade or business in the United States.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the debt securities. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition, and the Non-U.S. Holder may be subject to United States backup withholding, currently at a rate of 28 percent, on payments on the debt securities or on the proceeds from a sale or other disposition of the debt securities. The certification procedures required to claim the exemption from withholding tax on interest and original issue discount described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well.  Backup withholding is not an additional tax.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s United States federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the debt securities offered hereby will be passed upon for Aetna by Davis Polk & Wardwell, New York, New York.  Counsel for any agents or underwriters will be named in the applicable prospectus supplement.  Davis Polk & Wardwell and counsel for the agents or underwriters may rely upon an opinion of Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania, special Pennsylvania counsel to Aetna, as to certain matters governed by Pennsylvania law.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements and schedule of Aetna Inc. and subsidiaries as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007 and management’s assessment of effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.  The audit reports covering the December 31, 2007 consolidated financial statements and the related financial statement schedule, and the effectiveness of internal control over financial reporting, refer to changes in accounting for employee benefit plans in 2006 and 2007 and uncertainty in income taxes and the Company’s method of classifying investments in 2007.  With respect to the unaudited interim financial information for the periods ended March 31, 2008 and 2007, June 30, 2008 and 2007 and September 30, 2008 and 2007, incorporated by reference herein, the independent registered public accounting firm has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company's quarterly reports on Form 10-Q for the quarters ended March 31, 2008 and September 30, 2008 and Form 10-Q/A for the quarter ended June 30, 2008, all incorporated by reference herein, state that they did not audit and they do not express an opinion on any of that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the "1933 Act") for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the 1933 Act.

ERISA MATTERS

Aetna and certain of its affiliates, including Aetna Life Insurance Company, may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” within the meaning of the Code, with respect to any employee benefit plans subject to Title I of ERISA or Section 4975 of the Code or entities deemed to hold the assets of such Plans (each, a “Plan”). Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if debt securities are acquired by a Plan with respect to which Aetna or any of its affiliates is a service provider, unless such debt securities are acquired pursuant to an exemption for transactions effected on behalf of such Plan by a “qualified professional asset manager” or pursuant to any other available statutory, class or individual exemption. In addition, certain governmental, church and non-U.S. plans (“Non-ERISA Arrangements”) are subject to federal, state, local or non-U.S. laws that are substantially similar to Section 406 of ERISA or Section 4975 of the Code (“Similar Laws”).

Therefore, each purchaser or holder of the debt securities or any interest therein will be deemed to have represented by its purchase or holding thereof that either (i) it is not and is not using the assets of any Plan or Non-ERISA Arrangement or (ii) its purchase and holding of the debt securities or any interest therein will not constitute or result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or in a similar violation of Similar Laws. Any Plan or Non-ERISA Arrangement proposing to invest in the debt securities should consult with its legal counsel.

The sale of the debt securities that we may offer from time to time hereunder and pursuant to a prospectus supplement to any Plan or Non-ERISA Arrangement is in no respect a representation by Aetna or any of its affiliates that such an investment is appropriate for or meets all relevant legal requirements with respect to investments by any such Plan or Non-ERISA Arrangement generally or any particular Plan or Non-ERISA Arrangement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The costs and expenses payable by the Registrant in connection with the sale of the securities being registered hereby is not known at this time.

Item 15.  Indemnification of Directors and Officers

The Registrant is a Pennsylvania corporation. The Pennsylvania Business Corporation Law (the “Business Corporation Law”) provides, in general, that a corporation may indemnify any person, including its directors, officers and employees, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (including actions by or in the right of the corporation) by reason of the fact that he or she is or was a representative of, or was serving at the request of the corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding unless the court determines that the act or failure to act giving rise to the claim for indemnification constituted willful misconduct or recklessness. In any case, to the extent that a representative of the corporation has been successful on the merits or otherwise in defense of any claim, issue or matter, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. The Business Corporation Law also provides that the indemnification permitted or required by the law is not exclusive of any other rights to which a person seeking indemnification may be entitled, provided that indemnification may not be made in any case where the act is determined by a court to have constituted willful misconduct or recklessness. The Business Corporation Law also provides that a corporation may pay expenses (including attorneys' fees), incurred by a party in an action subject to indemnification in advance of the final disposition of the action upon receipt of an undertaking by the party on whose behalf such expenses are paid to repay all amounts to the corporation in the event it is ultimately determined that the party is not entitled to be indemnified. Aetna's Articles require indemnification of its directors and officers, and the advancement of expenses, to the fullest extent permitted by the Business Corporation Law (except with respect to claims against the corporation commenced by such a party) and permit, by action of Aetna’s Board of Directors (the “Board”), indemnification of, and advancement of expenses to, employees and agents of Aetna as determined by the Board in a particular case.

Aetna's Articles provide that a director will not be personally liable for monetary damages except to the extent such liability may not by law be so limited. The Business Corporation Law precludes a limitation on liability (i) for any breach or failure to perform such director's duties under law, which breach constituted self-dealing, willful misconduct or recklessness; (ii) for responsibility or liability of a director under any criminal statute; or (iii) for a director's liability for the payment of taxes under any federal, state or local law. Aetna's Articles contain a limitation on an officer's liability to the same effect.

While Aetna's Articles provide directors and officers with protection against awards for monetary damages for breaches of their statutory obligations, they do not eliminate such obligations. Accordingly, Aetna's Articles will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's or officers' breach of his or her statutory obligations.

Item 16.  Exhibits and Financial Statement Schedules

(a)	The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Document

1.1	Underwriting Agreement, incorporated herein by reference to Exhibit 1.1 to Aetna Inc’s Current Report on Form 8-K filed on June 9, 2006

4.1	Form of Aetna Inc. Common Share certificate, incorporated herein by reference to Exhibit 4.1 to Aetna Inc.’s Amendment No. 2 to Registration Statement on Form 10 filed on December 1, 2000

4.2
Senior Indenture between Aetna Inc. and U.S. Bank National Association, successor in interest to State Street Bank and Trust Company, incorporated herein by reference to Exhibit 4.1 to Aetna Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 2001 filed on May 10, 2001

4.3
Form of Subordinated Indenture between Aetna Inc. and U.S. Bank National Association, successor in interest to State Street Bank and Trust Company, incorporated herein by reference to Exhibit 4.2 to Aetna Inc.’s Registration Statement on Form S-3 filed on January 19, 2001

5.1	Opinion of Davis Polk & Wardwell

5.2	Opinion of Drinker Biddle & Reath LLP

12.1
Statement regarding computation of ratio of earnings to fixed charges, incorporated herein by reference to Exhibit 12.1 to Aetna Inc.’s Quarterly Report on Form 10-Q for the periods ended September 30, 2008 filed on October 29, 2008

15.1	Letter from KPMG LLP regarding unaudited interim financial information

23.1	Consent of KPMG LLP

23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5.1)

23.3	Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.2)

24.1	Power of Attorney

25.1
Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association (successor in interest to State Street Bank and Trust Company) as Trustee, under the Senior Indenture

25.2
Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association (successor in interest to State Street Bank and Trust Company) as Trustee, under the Subordinated Indenture

Item 17.  Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

(i)        to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)        to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)       Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(B)       Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement relating to the securities in this registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or a prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

(5)       That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)        Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)      Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on December 5, 2008.

AETNA INC.

By:	/s/ Rajan Parmeswar
Rajan Parmeswar Vice President, Controller and Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald A. Williams*	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	December 5, 2008
Ronald A. Williams

/s/ Joseph M. Zubretsky	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 5, 2008
Joseph M. Zubretsky

/s/ Rajan Parmeswar	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	December 5, 2008
Rajan Parmeswar

/s/ Frank M. Clark*	Director	December 5, 2008
Frank M. Clark

/s/ Betsy Z. Cohen*	Director	December 5, 2008
Betsy Z. Cohen

/s/ Molly J. Coye, M.D.*	Director	December 5, 2008
Molly J. Coye, M.D.

/s/ Roger N. Farah*	Director	December 5, 2008
Roger N. Farah

/s/ Barbara Hackman Franklin*	Director	December 5, 2008
Barbara Hackman Franklin

/s/ Jeffrey E. Garten*	Director	December 5, 2008
Jeffrey E. Garten

/s/ Earl G. Graves*	Director	December 5, 2008
Earl G. Graves

Signature	Title	Date

/s/ Gerald Greenwald*	Director	December 5, 2008
Gerald Greenwald

/s/ Ellen M. Hancock*	Director	December 5, 2008
Ellen M. Hancock

/s/ Richard J. Harrington*	Director	December 5, 2008
Richard J. Harrington

/s/ Edward J. Ludwig*	Director	December 5, 2008
Edward J. Ludwig

/s/ Joseph P. Newhouse*	Director	December 5, 2008
Joseph P. Newhouse

*By: /s/ Rajan Parmeswar
(Attorney-in-Fact)

EXHIBIT INDEX

Exhibit No.	Document

1.1	Underwriting Agreement, incorporated herein by reference to Exhibit 1.1 to Aetna Inc’s Current Report on Form 8-K filed on June 9, 2006

4.1	Form of Aetna Inc. Common Share certificate, incorporated herein by reference to Exhibit 4.1 to Aetna Inc.’s Amendment No. 2 to Registration Statement on Form 10 filed on December 1, 2000

4.2
Senior Indenture between Aetna Inc. and U.S. Bank National Association, successor in interest to State Street Bank and Trust Company, incorporated herein by reference to Exhibit 4.1 to Aetna Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 2001 filed on May 10, 2001

4.3
Form of Subordinated Indenture between Aetna Inc. and U.S. Bank National Association, successor in interest to State Street Bank and Trust Company, incorporated herein by reference to Exhibit 4.2 to Aetna Inc.’s Registration Statement on Form S-3 filed on January 19, 2001

5.1	Opinion of Davis Polk & Wardwell

5.2	Opinion of Drinker Biddle & Reath LLP

12.1
Statement regarding computation of ratio of earnings to fixed charges, incorporated herein by reference to Exhibit 12.1 to Aetna Inc.’s Quarterly Report on Form 10-Q for the periods ended September 30, 2008 filed on October 29, 2008

15.1	Letter from KPMG LLP regarding unaudited interim financial information

23.1	Consent of KPMG LLP

23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5.1)

23.3	Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.2)

24.1	Power of Attorney

25.1
Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association (successor in interest to State Street Bank and Trust Company) as Trustee, under the Senior Indenture

25.2
Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association (successor in interest to State Street Bank and Trust Company) as Trustee, under the Subordinated Indenture